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                                                                   Exhibit 10.19


                                POINTBASE, INC.
                          SOFTWARE LICENSE AGREEMENT

This Software License Agreement (the "Agreement") is made by and between PointBase, Inc. ("Licensor") and, Thinweb Software Inc. ("Licensee") as of January 6, 2000 (the ("Effective Date")).

1.   Grant of License.  Licensor hereby grants Licensee a non-exclusive,
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non-transferable, royalty-free, world-wide right and license to copy, sublicense, and re-distribute, the object code version only of Licensor software entitled Mobile Edition Master v. 2.2.7 (limited to 5 megabytes of data), along with any enhancements thereto (the "Licensor Software") and to use, reproduce, and display in connection with the foregoing the trademarks (the "Trademarks") pertaining thereto. The Licensor Software may only be used as an embedded portion of Licensee's evaluation product (the "Licensee Software") (collectively, with the Licensor Software, the "Product") and not for commercial use. Promptly upon execution of this Agreement, Licensor agrees to deliver two
(2) copies of the Licensor Software to Licensee for the purposes contemplated in this Agreement.

2.   License Fee/Promotional Materials.
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     (a)   As consideration for the license granted to Licensee by Licensor,
Licensee will include in each English language retail package of the Product it distributes in the United States or Canada either (a) an upgrade coupon (which shall be a single fold sheet, 4 inches wide by 6 inches high), or (b) a coupon book/brochure which contains a piece similar to the upgrade coupon, but which may also contain other third party materials selected by Licensee. The design and content of the coupon shall be determined by Licensor, subject to review by Licensee. Licensor shall delivery appropriate quantities of the coupons (if applicable) to Licensee on a timely basis, and shall be responsible for all associated costs. Licensee shall not be required to include such material with the Licensee Software if such materials are not provided on a timely basis.

     (b) Licensee agrees to provide Licensor a quote to be used in a press release by Licensor upon execution of this Agreement. Both parties shall review and give their prior written approval before the issuance of any press releases concerning this Agreement which approval shall not be unreasonable withheld. Neither party shall use the other's name without the prior written consent of such party.

     (c) Licensor agrees to provide Licensee a listing in Licensor's Connection Partner Program via Licensor's web site. Licensee agrees to provide Licensor a listing as a partner and hot link from Licensee web site to Licensor home page.

3.   Support.  Licensee shall provide all necessary support for Licensee
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     Software.


4.   Limitations.
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     (a)   Licensee agrees not to reverse engineer, disassemble or decompile any
Licensor Software in whole or in part or otherwise attempt to reproduce the source code thereof or its equivalent. Except as specifically granted herein, each party shall retain all title, copyright, patent, trade secret, trademark and any other intellectual property rights in its products.

     (b) Licensee agrees to strictly adhere to the terms and conditions of written guidelines that Licensor may issue from time to time with respect to the use of the Trademarks; however, if the Licensor guidelines conflict which guidelines for use of Licensee Trademarks, the parties shall negotiate to resolve such conflicting guidelines. In the absence of any written guidelines from Licensor, Licensee shall submit the proposed use of PointBase Trademark to Licensor for Licensor's prior approval before use. All use of the Trademarks by Licensee shall inure to the benefit of Licensor.

5.   Term.  This Agreement (a) shall remain effective for one (1) year from the
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Effective Date; (b) will automatically renew for an additional year, unless either party provides written notice of non renewal at least sixty (60) days prior to renewal; and (c) may be terminated with or without cause and without penalty be either party for any reason upon thirty (30) days written notice.

6.   Effect of Termination.  Sections 1 and 2 shall terminate upon termination
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of this Agreement.  All Sections of this Agreement and existing sublicenses (for the duration of the term then in effect) shall survive this Agreement.

7.   Warranty Disclaimer.  Licensor does not warrant that the operation of
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Licensor Software will be uninterrupted or error free, and otherwise licenses the Licensor Software "AS IS". ALL OTHER PRODUCT WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF
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MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED.

8. LIMITATION OF LIABILITY. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY
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INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT
LIMITED TO RELIANCE, COVER, OR LOSS OF ANTICIPATED PROFITS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. General.
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   (a) The terms of this Agreement are confidential. The parties shall treat this Agreement the same as a reasonably prudent person would treat a valuable trade secret. A party may reveal the terms of this Agreement (i) as required by law; (ii) as necessary to appraise its employees and agents who need to know and are bound by similar confidentiality obligations of its rights and obligations under this Agreement; (iii) to persons who are negotiating in good faith to purchase the party's business and who have agreed to use the information gained from reviewing this Agreement solely for the purpose of evaluating that business; and (iv) as may be agreed by the parties from time to time.

   (b) Assignment of this Agreement in whole or in part requires the written consent of the non assigning party. This Agreement will be interpreted in accordance with the laws of the State of California, except for laws pertaining to conflicts of law. The prevailing party in any legal action relating to this Agreement shall recover all reasonable fees, costs and expenses, including attorney's fees, incurred in connection therewith.

   (c) Notices required to be provided under this Agreement shall be in writing, addressed as indicated below, and shall be deemed deliver upon actual receipt or if earlier, five (5) business days after deposit in the United States mail by certified mail.

   (d) This agreement does not create any partnership, employer/employee, franchise/franchisee, or principal/agent relationship between the parties (notwithstanding any casual reference to this Agreement as a "Partner Agreement").

   (e) This Agreement sets forth the entire agreement between the parties and supersedes all prior understandings between them with respect to its subject matter. This Agreement may be changed only if agreed to in writing signed by an authorized signatory of each party.

Agreed and accepted.

LICENSOR                            LICENSEE

By: Mark Grandcolas                 By: /s/ Gary T. Hannah

Name: /s/ Mark Grandcolas           Name: Gary T. Hannah

Title: VP of Business Development   Title: President and CEO

Address:                            Address:
1965 Charleston Road                6 Antares Drive, Suite 101
Mountain View, CA 94043             Ottawa, Ontario K2E 8A9
Tel: 650.230.7200                   Canada
Fax: 650.230.7230                   tel: (613) 225 8446 fax (613) 225 0721